Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Fourth Quarter 2022 Financial Results

Strong cash reserves; Exploring strategic alternatives in 2023

Seattle, WA – March 7, 2023 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the fourth quarter of 2022. Revenue was $8.0 million, a decrease of $0.5 million or 5% from third quarter 2022. Fourth quarter operating expenses were $2.7 million, an increase of $0.5 million over the previous quarter. Loss from operations were $1.5 million which was $0.4 million larger than the previous quarter. Net loss was $1.2 million, which was slightly larger than the previous quarter. Year-end cash totaled $35.6 million, a decrease of $4.5 million from December 31, 2021.

“Q4 2022 was a was a mixed bag for us. Partner Solutions revenue was down and SquareOne revenue did not materialize as we hoped. On the plus side, improved margins and interest income from our investments helped to reduce our net loss. But those were offset by one-time restructuring charges associated with the workforce reduction we implemented in December 2022,” said Ralph C. Derrickson, President and CEO of Bsquare.

Adds Derrickson: “We are entering 2023 with a plan and cost structure that aligns with reality. We are running the business as efficiently as possible, minimizing cash burn, seeking organic growth within our means, all while aggressively exploring alternatives to create shareholder value.”

Fourth Quarter 2022 Compared to Third Quarter 2022

•	Revenue for the quarter was $8.0 million, a decrease of $0.5 million or 5% from the third quarter of 2022, driven primarily by a decline in the Partner Solutions segment.
•

Gross profit increased $0.1 million driven by gross margin rate improvement in both segments. The margin rate improvement in Partner Solutions was driven by increased rebate recognition and the rate improvement in Edge to Cloud was due to the increase in revenue combined with a slight decrease in cost of revenue.

•

Total operating expenses for the quarter were $2.7 million, an increase of $0.5 million compared to the third quarter of 2022. The increase was driven by marketing expenses and a restructuring charge related to the fourth quarter reduction in force action.

•

Loss from operations for the quarter was $1.5 million which was $0.4 million larger than the third quarter loss. Net loss for the quarter was $1.2 million, or $0.06 per diluted share, compared to a net loss of $1.1 million, or $0.05 per diluted share, in the third quarter of 2022.

•

Cash, cash equivalents, restricted cash and short-term investments totaled $35.6 million on December 31, 2022, a decrease of $4.5 million from December 31, 2021. The decrease was driven primarily by cash used in operations.

•	In the fourth quarter of 2022, the Company announced a plan to repurchase up to $5 million of its common stock. The plan is intended to return value to shareholders without compromising the Company’s ability to pursue organic growth or strategic alternatives. During the quarter, we repurchased 178,857 shares for approximately $0.2 million.

The following table provides details regarding our financial results for the fourth quarter of 2022 (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	December 31, 2022	September 30, 2022	Quarter-over-Quarter Change	December 31, 2021	Year-over-Year Change
Revenue:
Partner Solutions	$7,077	$7,557	$(480)	$8,123	$(1,046)
Edge to Cloud	878	849	29	955	(77)
Total revenue	7,955	8,406	(451)	9,078	(1,123)
Total gross profit	$1,236	$1,135	$101	$1,302	$(66)
Gross margin:
Partner Solutions	15%	13%	2.0	14%	1.0
Edge to Cloud	22%	18%	4.0	14%	8.0
Total gross margin	16%	14%	2.0	14%	2.0
Total operating expenses	$2,748	$2,289	$459	$2,157	$591
Net loss	(1,220)	(1,125)	(95)	(780)	(440)
Net loss per diluted share	(0.06)	(0.05)	(0.01)	(0.04)	(0.02)
Cash, cash equivalents and restricted cash	$35,635	$26,386	$9,249	$40,086	$(4,451)

Notes:

(1)	Quarter-over-quarter and year-over-year changes represent percentage point change.

Fourth Quarter 2022 Compared to Fourth Quarter 2021

•	Total revenue decreased $1.1 million for the comparative period driven primarily by the Partner Solutions segment.
•	Total gross profit decreased $0.1 million for the comparative period driven by lower revenue.
•	Total operating expenses increased $0.6 million for the comparative period due to increases in marketing spend.
•	Net loss for the current quarter was $1.2 million, or $0.06 per diluted share, compared to a net loss of $0.8 million or $0.04 per diluted share in the fourth quarter of 2021.

Conference Call

Management will host a conference call today, March 7, 2023, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-877-407-0789 or 1-201-689-8562 for international callers, and reference “Bsquare Corporation Fourth Quarter 2022 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference access ID 13736621. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare and Investor Contact:
Cheryl Wynne, Chief Financial Officer
Bsquare Corporation
+1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$35,414	$39,529
Restricted cash	221	557
Short-term investments	7	—
Accounts receivable, net of allowance for doubtful accounts of $50 at December 31, 2022 and December 31, 2021	3,985	4,914
Prepaid expenses and other current assets	410	364
Contract assets	—	46
Total current assets	40,037	45,410
Property and equipment, net of accumulated depreciation	813	726
Deferred tax assets	—	—
Right-of-use lease assets, net	1,297	1,598
Other non-current assets	24	24
Total assets	$42,171	$47,758
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$4,073	$4,628
Accounts payable	414	426
Accrued compensation	430	502
Other accrued expenses	232	219
Deferred revenue, current portion	201	944
Operating leases	362	357
Total current liabilities	5,712	7,076
Deferred revenue	9	194
Operating leases, long-term	1,051	1,363

Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 20,337,906 and 20,374,406 issued and outstanding on December 31, 2022 and December 31, 2021, respectively	172,558	172,397
Accumulated other comprehensive loss	(1,053)	(1,024)
Accumulated deficit	(136,106)	(132,248)
Total shareholders' equity	35,399	39,125
Total liabilities and shareholders' equity	$42,171	$47,758

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenue:
Partner Solutions	$7,077	$8,123	$33,119	$36,516
Edge to Cloud	878	955	3,368	3,851
Total revenue	7,955	9,078	36,487	40,367
Cost of revenue:
Partner Solutions	6,031	6,950	28,263	31,478
Edge to Cloud	688	826	2,771	3,474
Total cost of revenue	6,719	7,776	31,034	34,952
Gross profit	1,236	1,302	5,453	5,415
Operating expenses:
Selling, general and administrative	2,277	1,794	8,472	8,003
Research and development	266	363	1,042	1,304
Restructuring	205	—	205	—
Total operating expenses	2,748	2,157	9,719	9,307
Loss from operations	(1,512)	(855)	(4,266)	(3,892)
Other income, net	292	75	408	1,650
Loss before income taxes	(1,220)	(780)	(3,858)	(2,242)
Income taxes	—	—	—	—
Net loss	$(1,220)	$(780)	$(3,858)	$(2,242)
Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.19)	$(0.13)
Shares used in per share calculations:
Basic and diluted	20,474	19,607	20,449	16,640

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999